STEELE & CO.*
Chartered Accountants
*Representing incorporated professionals

Suite 808
808 West Hastings Street
Vancouver, BC V6C 1C8 Canada

Telephone: (604) 687-8808
Telefax: (604) 687-2702
Email: email@steele-co.ca

CONSENT OF INDEPENDENT ACCOUNTANTS

Fairchild International Corporation

We hereby consent to the incorporation by reference in the reoffer prospectus under cover of Form S- Post-Effective Amendment No. 1 Registration Statement filed May 3, 2002 of Fairchild International Corporation of our independent auditors' report dated April 1, 2002 relating to the financial statements which appear in Fairchild International Corporation's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in the reoffer prospectus which is a part of such Form S-8 Post-Effective Amendment No. 1 Registration Statement.

Vancouver, Canada
"Steele & Co.

May 3, 2002